Exhibit 99.1

300 Nyala Farms Road
Westport, CT 06880

FOR IMMEDIATE RELEASE	Press Release

For more information, contact:

Laura Kiernan

Vice President, Investor Relations

(203) 341-4262

Playtex Products, Inc. Stockholders Approve Energizer Merger

WESTPORT, CT (September 27, 2007) — Playtex Products, Inc. (NYSE: PYX), a leading branded consumer products company, today announced that at a Special Meeting of stockholders held today, the Company’s stockholders adopted the Agreement and Plan of Merger, dated as of July 12, 2007, among the Company, Energizer Holdings, Inc. (“Energizer”) and ETKM, Inc., a wholly-owned subsidiary of Energizer (the “Merger Agreement”) and approved the merger contemplated by the Merger Agreement.

The Company expects the transaction to close on or about October 1, 2007, subject to the satisfaction or waiver of remaining closing conditions.  Upon closing of the transaction, the Company will become a wholly-owned subsidiary of Energizer, and the Company’s common stock will no longer be listed on the New York Stock Exchange.

About Playtex

Celebrating 75 years of innovation, Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Skin Care, Feminine Care, and Infant Care products, including Banana Boat, Hawaiian Tropic, Wet Ones, Playtex gloves, Playtex tampons, Playtex infant feeding products, and Diaper Genie.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.